Exhibit II-2

Mitsubishi Estate Company, Limited's Extraordinary Report Concerning the Conclusion of a Share Exchange Agreement, dated February 5, 2009.

A fair and accurate translation of the material provisions of the above-mentioned foreign language document is included in the Notice Concerning a Share Exchange Agreement, dated February 5, 2009, attached as Exhibit I-1. The above-mentioned foreign language document included the text of the share exchange agreement, which has been omitted from this summary.